Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Lineage Cell Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security type	Security class title	Fee calculation rule	Amount registered (1)	Proposed maximum offering price per unit (2)		Maximum aggregate offering price	Fee rate	Amount of registration fee
Equity	Common Shares	Other	19,500,000	$1.06	(3)	$20,670,000.00	0.0001476	$3,050.89
Total Offering Amounts						$20,670,000.00		$3,050.89
Total Fee Offsets								—
Net Fee Due								$3,050.89

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such number of additional common shares that may become issuable under the Lineage Cell Therapeutics, Inc. 2021 Equity Incentive Plan by reason of any stock split, stock dividend, recapitalization, or any other similar transaction effected that results in an increase to the number of outstanding common shares of the registrant.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933.

(3)	The proposed maximum offering price is based on the average of the high and the low prices per common share of the registrant as reported on the NYSE American as of a date (November 10, 2023) within five business days prior to the filing of this Registration Statement.

-1-